BRADLEY PHARMACEUTICALS, INC.
                        CONDENSED CONSOLIDATED
                            BALANCE SHEET
                         September 30, 2001
                             (UNAUDITED)

               ASSETS

Current assets
--------------
Cash and cash equivalents                           $        4,071,336
Short-term investments                                       2,200,000
Accounts receivable - net                                    3,081,273
Finished goods inventory                                     1,352,066
Deferred tax asset                                             350,748
Prepaid samples and materials                                  333,260
Prepaid expenses and other                                     127,048
                                                         -------------
Total current assets                                        11,515,731

Property and equipment - net                                   771,550
Intangibles - net                                            7,427,762
Deferred tax asset                                             638,758
Other assets                                                    50,199
                                                         -------------
     Total Assets                                   $       20,404,000
                                                         =============

               LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
-------------------
Current maturities of long-term debt                $          499,871
Revolving credit line                                             -
Accounts payable                                               845,491
Accrued expenses                                             2,818,333
Income taxes payable                                           537,769
                                                         -------------
        Total current liabilities                            4,701,464

Long-term debt, less current maturities                        714,663

Stockholders' equity
--------------------
Preferred stock, $.01 par value;
  authorized, 2,000,000 shares; issued, none                     -
Common stock, $.01 par value, authorized
  26,400,000; issued 9,086,110 shares at
  September 30, 2001                                        16,270,129
Common, Class B, $.01 par value, authorized
  900,000 shares, issued and outstanding,
  431,552 shares at September 30, 2001                         845,448
Treasury stock, at cost (748,351 shares at
  September 30, 2001)                                       (1,238,312)
Accumulated deficit                                           (889,392)
                                                         --------------
                                                            14,987,873
                                                         --------------
     Total Liabilities & Stockholders' Equity           $   20,404,000
                                                         ==============

         See Notes to Condensed Consolidated Financial Statements